Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia Reports Second Quarter 2011 Results

Second Quarter Revenue Down 15% year over year to $5.8 Million; Improving Quarterly Net Income and Adjusted EBITDA

SEATTLE, WA — August 4, 2011 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business market intelligence, reported financial results for the second quarter ended June 30, 2011.

Q2 2011 Highlights

•	Revenue down 15% to $5.8 million vs. Q2 2010

•	Gross margin at 85% in Q2 2011 vs. 84% in Q2 2010

•	Adjusted EBITDA increased to $921,000 vs. loss of $299,000 in Q2 2010

•	Net income of $235,000 in Q2 2011 vs. net loss of $1.1 million in Q2 2010

•	Annual Contract Value per Client up 20% vs. Q2 2010

Q2 2011 Operational Performance Summary

	Q2 11	Q1 11	Change %	Q2 10	Change %
Annual Contract Value (ACV) (in millions)	$19.9	$20.8	-4%	$24.1	-17%
Annual Content Licenses (in millions)	2.1	2.1	0%	2.1	0%

Total Contract Value (in millions)	$22.0	$22.9	-4%	$26.2	-16%

Total Clients	5,100	5,600	-9%	7,500	-32%
Annual Contract Value per Client (ACVC)	$3,885	$3,725	4%	$3,225	20%
Quarterly Contract Value per Client (QCVC)	$4,109	$4,038	2%	$3,549	16%

Second Quarter 2011 Results

In the second quarter of 2011, net income improved to $235,000 or $0.03 cents per diluted share, compared to net loss of $1.1 million or $0.13 cents per diluted share in the second quarter of 2010. Onvia has generated positive net income for four consecutive quarters.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, including non-cash stock-based compensation) for the quarter improved to $921,000, compared to an adjusted loss of $299,000 in the same year-ago period. Our second quarter results from last year include a software impairment charge of $967,000.

As expected, revenue for the second quarter of 2011 decreased 5% to $5.8 million from $6.1 million in the previous quarter and decreased 15% from $6.8 million in the same year-ago period. A major factor in our declining year over year revenue was the continued loss of non-strategic clients. Prior to July 2010, our acquisition sales force drove a high volume of low value transactions, which began to decline over the second half of 2010. At the end of the second quarter, Onvia’s total client base decreased 32% to 5,100 clients compared to 7,500 clients in the same year-ago period. Nearly 75% of our non-renewals over the last year were non-strategic clients under our new targeted account definition. The number of expiring non-targeted first year accounts begins to decline in the second half of 2011.

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ACV represents the aggregate annual revenue value of Onvia’s subscription contracts. ACV decreased 4% to $19.9 million from $20.8 million in the previous quarter, and 17% from $24.1 million in the same year-ago quarter. ACV is expected to stabilize when first year client retention improves and new client acquisitions begin to scale in the first quarter of 2012. Correspondingly, we expect revenues to continue to decline compared to 2010 results, but at a decelerating rate beginning in the fourth quarter, a quarter later than originally planned. Sequential quarterly revenues should begin to stabilize in early 2012. For more information about ACV, see “About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC),” below.

A significant driver of ACV is Annual Contract Value per Client (ACVC), which increased 4% to an average of $3,885 per client from the previous quarter and increased 20% from the second quarter of 2010. ACVC improved in the second quarter, in part by targeting more strategic clients and because renewals were weighted toward strategic clients with higher contract values. Our ACVC from new SMB acquisition sales increased to $7,174 up 97% from $3,648 in the second quarter of 2010.

Quarterly Contract Value per Client, or QCVC, represents the average annual contract value of all new and renewing clients transacting during the quarter and is a leading indicator of future Annual Contract Value per Client. In the second quarter, QCVC increased 16% to $4,109 from$3,549 in the same year ago period. The year over year increase in QCVC is due to price increases which took effect in Q4 10, the sun setting of low value product offers, and the elimination of low value lead sources.

Operating expenses in the second quarter of 2011 decreased 3% to $4.7 million from $4.9 million in the previous quarter and decreased 31% from $6.9 million in the same year-ago quarter. Compared to the same year-ago quarter, sales and marketing expenses decreased by $1.0 million or 28%, as a result of our initiative to reduce expenses and lower than expected variable costs incurred in the second quarter of 2011. Technology and development expenses increased by $114,000 or 13%, primarily because more costs were expensed on internal use software projects in 2011 compared to 2010. System maintenance costs on our recently launched database platform represent a larger portion of our total technology spend in 2011 compared to last year. System maintenance costs do not meet the accounting threshold for cost capitalization. Overall, we have reduced our annual capital investment in technology by 52% compared to FY2010 when the foundational investment in our new platform was completed.

Cash, cash equivalents and investments totaled $11.0 million at June 30, 2011, compared to $10.9 million at December 31, 2010.

Management Commentary

“The turnaround plan that we developed nine months ago consists of five key initiatives,” stated Hank Riner, Onvia’s Chief Executive Officer. “These initiatives are intended to drive organizational clarity, rationalize expenses and focus on customer satisfaction and are expected to drive higher adjusted EBITDA and profitability. Some of our initiatives are progressing better than others, and overall I believe we have made good progress against our 2011 turnaround objectives.”

Mr. Riner continued, “The first initiative is to reduce costs. We have simplified our business and narrowed our target market which has helped us identify and reduce costs by $1.9 million annually. This initiative has produced the desired short term results, driving ongoing improvements in net income and adjusted EBITDA compared to last year.

“Second, we continue to transform our Small and Medium Business or “SMB” sales organization from a transactional team into a consultative sales force focused on a very targeted market. The success of this strategy will be measured each quarter by the contract value of each new customer we acquire from the “targeted accounts” universe. In the second quarter of 2011, the ACVC of new SMB clients was $7,174, up 13% from $6,355 in the first quarter of 2011, and up 97% from $3,648 in the second quarter of 2010. ACVC on new accounts grew nicely, but acquisition volume did not accelerate as quickly as planned. At the end of the second quarter we realigned our SMB sales management to separate SMB acquisition responsibilities from SMB retention. We believe the new sales management structure, our maturing acquisition sales force, and the

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nurture marketing program we launched in July should accelerate pipeline growth throughout 2011 with a corresponding increase in new clients acquired each quarter. Due to this transition, we believe new client acquisitions will begin to scale in early 2012.

“Our third initiative is to expand the distribution of Onvia content through channel sales programs and partnerships. During the quarter we advanced a number of opportunities, and year to date, we have contracted with two new partners to resell derivatives of our content through their specific channels. We believe it will take a few quarters to generate revenue from these partnerships. As of the end of the second quarter of 2011, total content license contract value was $2.1 million, unchanged from first quarter of 2011. We expect to increase the number of signed contracts in the second half of this year.

“Our fourth priority is to develop and execute an enterprise sales and marketing program. This program is directed to the largest companies that offer the most business potential for Onvia. In July, we hired three new enterprise sales executives, increasing the team size to four. The new team members have had successful careers selling data solutions with industry leaders such as Gartner and First Data. The team should be productive by mid-fourth quarter 2011. Once the team has matured and we have a reasonable basis for measurement, we intend to design success metrics for this initiative and report on our results each quarter.

“Finally, our fifth initiative is to institute a market-driven product development process and expand the applications available to customers through our database. Today, many of our clients use Onvia only as a lead generation service. To successfully execute our targeted accounts strategy, we must deliver more strategic applications, such as competitive analysis, market sizing, and pricing analysis. In June, we launched functionality to help clients analyze their search results more effectively. This new data visualization feature helps showcase the power of our database beyond just sales lead generation and notification. Our next product release is slated for early 2012 and is focused on improving and enhancing the client experience through an improved user interface intended to help clients unlock greater value from our database.

Mr. Riner concluded, “We plan to consistently report upon our five key initiatives and financial metrics each quarter. We believe that providing consistent reporting on our key measures drives internal focus on our financial targets and should lead to improvements in our financial results. We also believe that this reporting allows our shareholders to measure our progress and to hold us accountable for our operating results.”

Conference Call

Onvia will hold a conference call later today (August 4, 2011) to discuss our second quarter results. CEO Hank Riner and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, August 4, 2011

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-800-862-9098

International: 1-785-424-1051

Conference ID#: 7ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until September 4, 2011:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 11635

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Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia’s competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net Income / (Loss) to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Income / (Loss) to Adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Net Income / (Loss) to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
GAAP net income / (loss)	$235	$393	$(1,082)	$628	$(1,065)

Reconciling items from GAAP to adjusted EBITDA / (loss)
Interest and other income, net	(9)	(11)	(55)	(20)	(71)
Depreciation and amortization	613	639	775	1,252	1,464
Amortization of stock-based compensation	82	63	63	145	34

Adjusted EBITDA / (loss)	$921	$1,084	$(299)	$2,005	$362

About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC)

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV), which represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenues from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations. Quarterly Contract Value per Client (QCVC) is similar to ACVC, but represents the average annual contract value of all new and renewing client transactions signed during the quarter only. Management also uses QCVC as a basis for planning and forecasting, and believes it is useful in understanding core business trends.

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Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding future ACV and revenue and client growth. Forward-looking statements can be identified by words such as “believe,” “intend,” “plan,” “expect,” “should” and similar references to future periods. These statements are based on management’s current expectations and beliefs and, because such statements relate to the future, are subject to risks and uncertainties that are difficult to predict. Onvia’s actual results may differ materially from those contemplated by the forward-looking statements in this release and we caution you against relying on any of these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s “targeted accounts” strategy may fail to increase contract value of new customers; identifying partners to distribute Onvia’s content may be slower than expected; client adoption of Onvia’s enterprise solutions may be slower than expected; Onvia’s market driven product development process may fail to improve sales penetration and client retention rates; and Onvia’s technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Any forward-looking statement made by Onvia in this presentation is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 12 years Onvia (NASDAQ: ONVI) has been delivering the research, analytics and tools companies rely on to succeed in gBusiness – the intersection of business and government and a $5.5 trillion market. Onvia tracks, analyzes and reports the spending of more than 89,000 federal, state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes. For information about Onvia visit www.onvia.com.

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,214	$7,522
Short-term investments, available-for-sale	8,785	3,362
Accounts receivable, net of allowance for doubtful accounts of $48 and $73	1,104	1,750
Prepaid expenses and other current assets, current portion	417	594
Security deposits, current portion	45	135

Total current assets	12,565	13,363

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,400	1,419
Reimbursable tenant improvements	147	147
Security deposits, net of current portion	90	135
Internal use software, net of accumulated amortization	6,454	6,587
Prepaid expenses and other assets, net of current portion	3	3

Total long term assets	8,094	8,291

TOTAL ASSETS	$20,659	$21,654

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$786	$1,172
Accrued expenses	903	992
Unearned revenue, current portion	8,485	9,782
Deferred rent, current portion	130	115

Total current liabilities	10,304	12,061

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	173	228
Deferred rent, net of current portion	646	716

Total long term liabilities	819	944

TOTAL LIABILITIES	11,123	13,005

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,470,337 and 8,430,605 shares issued; and 8,470,311 and 8,430,579 shares outstanding	1	1
Treasury stock, at cost: 26 and 26 shares	—	—
Additional paid in capital	352,555	352,298
Accumulated other comprehensive loss	—	(1)
Accumulated deficit	(343,020)	(343,649)

Total stockholders’ equity	9,536	8,649

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,659	$21,654

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three and Six Months Ended June 30, 2011 and June 30, 2010

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$5,056	$5,881	$10,354	$11,906
Content license	559	661	1,111	1,326
Management information reports	131	209	321	427
Other	100	90	203	169

Total revenue	5,846	6,841	11,989	13,828

Cost of revenue	891	1,090	1,796	2,154

Gross margin	4,955	5,751	10,193	11,674

Operating expenses:
Sales and marketing	2,644	3,685	5,291	7,467
Technology and development	999	885	2,040	1,785
General and administrative	1,086	2,318	2,254	3,558

Total operating expenses	4,729	6,888	9,585	12,810

Income / (loss) from operations	226	(1,137)	608	(1,136)
Interest and other income, net	9	55	20	71

Net income / (loss)	$235	$(1,082)	$628	$(1,065)

Unrealized gain on available-for-sale securities	—	2	1	7

Comprehensive income / (loss)	$235	$(1,080)	$629	$(1,058)

Basic net income / (loss) per common share	$0.03	$(0.13)	$0.07	$(0.13)

Diluted net income / (loss) per common share	$0.03	$(0.13)	$0.07	$(0.13)

Basic weighted average shares outstanding	8,468	8,375	8,452	8,330

Diluted weighted average shares outstanding	8,558	8,375	8,554	8,330

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2011 and June 30, 2010

	Six Months Ended June 30,
	2011	2010
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$628	$(1,065)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation and amortization	1,252	1,464
Loss on abandonment of assets		967
Stock-based compensation	145	34
Change in operating assets and liabilities:
Accounts receivable	646	183
Prepaid expenses and other assets	177	182
Accounts payable	(424)	(27)
Accrued expenses	(87)	(204)
Unearned revenue	(1,352)	(104)
Deferred rent	(56)	(43)

Net cash provided by operating activities	929	1,387

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(351)	(668)
Additions to internal use software	(709)	(1,794)
Purchases of investments	(7,997)	(3,092)
Sales of investments	550	1,692
Maturities of investments	2,024	6,391
Return of security deposits	135	135

Net cash (used in) / provided by investing activities	(6,348)	2,664

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	—	(6)
Proceeds from exercise of stock options	111	47
Repurchase of common stock for minimum tax obligations on options exercise	—	(427)

Net cash provided by / (used in) financing activities	111	(386)

Net (decrease) / increase in cash and cash equivalents	(5,308)	3,665

Cash and cash equivalents, beginning of period	7,522	1,647

Cash and cash equivalents, end of period	$2,214	$5,312

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